                                                                     EXHIBIT 2.1





                              AGREEMENT AND PLAN OF

                            MERGER AND REORGANIZATION

                                  BY AND AMONG

                               CISCO SYSTEMS, INC.

                                       AND

                                  CALISTA, INC.





                                 AUGUST 12, 1999

                                TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
ARTICLE I THE MERGER.....................................................................    1

   1.1  The Merger.......................................................................    1
   1.2  Closing; Effective Time..........................................................    2
   1.3  Effect of the Merger.............................................................    2
   1.4  Articles of Incorporation; Bylaws................................................    2
   1.5  Directors and Officers...........................................................    2
   1.6  Effect on Capital Stock..........................................................    2
   1.7  Surrender of Certificates........................................................    4
   1.8  No Further Ownership Rights in Target Capital Stock..............................    6
   1.9  Lost, Stolen or Destroyed Certificates...........................................    6
   1.10   Tax Consequences...............................................................    7
   1.11   Taking of Necessary Action; Further Action.....................................    7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF TARGET......................................    7

   2.1  Organization, Standing and Power.................................................    7
   2.2  Capitalization; Title to the Shares..............................................    8
   2.3  Authority........................................................................    9
   2.4  Financial Statements.............................................................    9
   2.5  Absence of Certain Changes.......................................................   10
   2.6  Absence of Undisclosed Liabilities...............................................   10
   2.7  Litigation.......................................................................   11
   2.8  Restrictions on Business Activities..............................................   11
   2.9  Governmental Authorization.......................................................   11
   2.10   Title to Property..............................................................   11
   2.11   Intellectual Property..........................................................   12
   2.12   Environmental Matters..........................................................   13
   2.13   Taxes..........................................................................   15
   2.14   Employee Benefit Plans.........................................................   17
   2.15   Certain Agreements Affected by the Merger......................................   19
   2.16   Employee Matters...............................................................   20
   2.17   Interested Party Transactions..................................................   22
   2.18   Insurance......................................................................   22
   2.19   Compliance With Laws...........................................................   22
   2.20   Minute Books...................................................................   22
   2.21   Complete Copies of Materials...................................................   22
   2.22   Brokers' and Finders' Fees.....................................................   23
   2.23   Vote Required..................................................................   23
   2.24   Board Approval.................................................................   23
   2.25   Accounts Receivable............................................................   23
   2.26   Customers and Suppliers........................................................   23
   2.27   Material Contracts.............................................................   23
   2.28   No Breach of Material Contracts................................................   24
   2.29   Third Party Consents...........................................................   24

   2.30   Material Third Party Consents..................................................   24
   2.31   Export Control Laws............................................................   25
   2.32   Product Releases...............................................................   25
   2.33   Year 2000......................................................................   25
   2.34   State Takeover Statutes........................................................   25
   2.35   Tax Matters....................................................................   25
   2.36   Stockholder Agreement; Irrevocable Proxies.....................................   25
   2.37   Representations Complete.......................................................   25
   2.38   Knowledge of Breach............................................................   26

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACQUIROR...................................   26

   3.1  Organization, Standing and Power.................................................   26
   3.2  Authority........................................................................   26
   3.3  SEC Documents; Financial Statements..............................................   27
   3.4  Absence of Undisclosed Liabilities...............................................   27
   3.5  Stockholder Approval.............................................................   28
   3.6  Tax Matters......................................................................   28
   3.7  Approval.........................................................................   28
   3.8  Brokers' and Finders' Fees.......................................................   28
   3.9  Representations Complete.........................................................   28

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME...........................................   28

   4.1  Conduct of Business of Target....................................................   28
   4.2  Restriction on Conduct of Business of Target.....................................   29
   4.3  No Solicitation..................................................................   31

ARTICLE V ADDITIONAL AGREEMENTS..........................................................   32

   5.1  Fairness Hearing and Permit......................................................   32
   5.2  Meeting of Stockholders..........................................................   33
   5.3  Access to Information............................................................   33
   5.4  Confidentiality..................................................................   34
   5.5  Public Disclosure................................................................   34
   5.6  Consents; Cooperation............................................................   34
   5.7  Legal Requirements...............................................................   35
   5.8  Blue Sky Laws....................................................................   35
   5.9  Employee Benefit Plans; Assumption of Options....................................   36
   5.10   Escrow Agreement...............................................................   36
   5.11   Form S-8.......................................................................   36
   5.12   Listing of Additional Shares...................................................   37
   5.13   Disclosure Schedule............................................................   37
   5.14   Commercially Reasonable Efforts and Further Assurances.........................   37

ARTICLE VI CONDITIONS TO THE CLOSING.....................................................   37

   6.1  Conditions to Obligations of Each Party to Effect the Closing....................   37
   6.2  Additional Conditions to Obligations of Target...................................   38
   6.3  Additional Conditions to the Obligations of Acquiror.............................   38

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER............................................   40

   7.1  Termination......................................................................   40
   7.2  Effect of Termination............................................................   40
   7.3  Expenses and Termination Fees....................................................   41
   7.4  Amendment........................................................................   41
   7.5  Extension; Waiver................................................................   41

ARTICLE VIII ESCROW AND INDEMNIFICATION..................................................   42

   8.1  Escrow Fund......................................................................   42
   8.2  Indemnification; Cap.............................................................   42
   8.3  Damage Threshold.................................................................   43
   8.4  Escrow Period....................................................................   43
   8.5  Claims Upon Escrow Fund..........................................................   43
   8.6  Objections to Claims.............................................................   43
   8.7  Resolution of Conflicts; Arbitration.............................................   44
   8.8  Shareholders' Agent..............................................................   45
   8.9  Actions of the Shareholders' Agent...............................................   45
   8.10   Third-Party Claims.............................................................   45

ARTICLE IX GENERAL PROVISIONS............................................................   45

   9.1  Survival.........................................................................   46
   9.2  Notices..........................................................................   46
   9.3  Interpretation...................................................................   47
   9.4  Counterparts.....................................................................   47
   9.5  Entire Agreement; Nonassignability; Parties in Interest..........................   47
   9.6  Severability.....................................................................   47
   9.7  Remedies Cumulative..............................................................   48
   9.8  Rules of Construction............................................................   48
   9.9  Consent to Jurisdiction; Service of Process......................................   48

EXHIBITS

Exhibit A-1           -      Form of Certificate of Merger
Exhibit A-2           -      Form of Agreement of Merger
Exhibit B             -      Exchange Ratio
Exhibit C             -      Form of Escrow Agreement
Exhibit D             -      Subject Matter of Acquiror Legal Opinion
Exhibit E-1           -      Subject Matter of Target U.S. Legal Opinion
Exhibit E-2           -      Subject Matter of Target U.K. Legal Opinion
Exhibit F             -      FIRPTA Notice
Exhibit G             -      IRS Notice
Exhibit H             -      Option Amendment

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


               This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") is made and entered into as of August 12, 1999, by and between Cisco Systems, Inc., a California corporation ("Acquiror"), and Calista, Inc., a Delaware corporation ("Target").

                                    RECITALS

               A. The Boards of Directors of Target and Acquiror believe it is advisable and in the best interests of their respective companies and the stockholders of their respective companies that Target merge with and into Acquiror (the "Merger") and, in furtherance thereof, have unanimously approved the Merger.

               B. Pursuant to the Merger, among other things, each outstanding share of capital stock of Target ("Target Capital Stock") shall be converted into shares of common stock of Acquiror ("Acquiror Common Stock"), at the rate set forth herein.

               C. Target and Acquiror desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

               D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code.

               E. Concurrently with the execution of this Agreement and as an inducement to Acquiror and Target to enter into this Agreement a certain stockholder of Target has on the date hereof entered into a stockholder agreement (the "Stockholder Agreement") to, among other things, vote the shares of Target Common Stock owned by such person to approve the Merger.

               NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:


                                    ARTICLE I

                                   THE MERGER

               1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A-1 (the "Certificate of Merger"), the Agreement of Merger attached hereto as Exhibit A-2 (the "Agreement of Merger") and the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and the California Corporations Code ("California Law"), Target shall be merged with and into Acquiror, the separate corporate existence of Target shall cease and Acquiror shall continue as the surviving corporation (the "Merger"). Acquiror as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

               1.2 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable (and in any event not later than five business days) after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Brobeck Hale and Dorr, Hasilwood House, 60 Bishopsgate, London, EC2N 4AJ, England, or at such other location as the parties hereto agree. At the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of Delaware, in accordance with the relevant provisions of Delaware Law, and the Agreement of Merger, together with the required officer's certificates, with the Secretary of State of California, in accordance with the relevant provisions of California Law (the time of such California filing, or such later time as may be agreed to by the parties and set forth in the Agreement of Merger, being the "Effective Time").

               1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the Agreement of Merger and the applicable provisions of California Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Acquiror shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Acquiror shall become the debts, liabilities and duties of the Surviving Corporation.

               1.4  ARTICLES OF INCORPORATION; BYLAWS.

                      (a) At the Effective Time, the Articles of Incorporation of Acquiror, as in effect immediately prior to the Effective Time, shall be Articles of Incorporation of the Surviving Corporation.

                      (b) The Bylaws of Acquiror, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

               1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of Acquiror, as in effect immediately prior to the Effective Time, shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Acquiror, as in effect immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

               1.6 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of Acquiror, Target or the holders of any of Target's securities:

                      (a) Conversion of Target Capital Stock. Notwithstanding any provision of this Agreement to the contrary, the maximum number of shares of Acquiror Common Stock to be issued (including Acquiror Common Stock to be reserved for issuance upon exercise of options to purchase shares of Target Common Stock ("Target Options") assumed by Acquiror) in exchange for the acquisition by Acquiror of all outstanding Target Capital Stock and all unexpired and unexercised outstanding options to acquire Target Capital Stock shall be equal to that number of shares determined by dividing $55,000,000 (the

"Valuation") by the average of the closing bid prices for a share of Acquiror Common Stock as quoted on the Nasdaq National Market for the ten (10) trading days immediately preceding and ending on the trading day that is three (3) calendar days prior to the Closing Date (the "Acquiror Stock Price") (the number of shares determined above being referred to herein as the "Total Acquiror Shares"), reduced as a result of any Dissenting Shares (as defined below). No other adjustment shall be made in the number of shares of Acquiror Common Stock issued in the Merger as a result of (x) any increase or decrease in the market price of Acquiror Common Stock prior to the Effective Time not otherwise required by the immediately preceding sentence, or (y) any cash proceeds received by Target from the date hereof to the Closing Date pursuant to the exercise of currently outstanding options to acquire Target Capital Stock. All references in this Agreement to Acquiror Common Stock to be issued pursuant to the Merger shall be deemed to include the corresponding rights to purchase shares of Acquiror Series A Junior Participating Preferred Stock, no par value, pursuant to the Acquiror Rights Agreement dated as of June 10, 1998 between Acquiror and BankBoston, N.A., except where the context otherwise requires. Subject to the terms and conditions of this Agreement, the Certificate of Merger and the Agreement of Merger as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Target Capital
Stock:

                             (A) At the Effective Time, each share of Target
               Common Stock issued and outstanding immediately prior to the Effective Time (other than shares, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall have perfected dissenters' rights in accordance with Delaware Law ("Dissenting Shares")) shall be converted into and exchanged for the right to receive such number of shares of Acquiror Common Stock as shall be determined in accordance with item (i) of Exhibit B hereof (the "Exchange Ratio"). Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time that is restricted or not fully vested shall upon such conversion and exchange have the same restrictions or vesting arrangements applicable to such shares prior to the conversion.

                             (B) At the Effective Time, each Target Option
               granted and outstanding immediately prior to the Effective Time shall be assumed by Acquiror in accordance with Section 5.9 and thereafter shall constitute the right to receive options to purchase such number of shares of Acquiror Common Stock as shall be determined in accordance with item (ii) of Exhibit B hereof.

                      (b) Cancellation of Target Capital Stock Owned by Acquiror or Target. At the Effective Time, all shares of Target Capital Stock that are owned by Target as treasury stock, and each share of Target Capital Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                      (c) Target Stock Option Plan. At the Effective Time, Target's 1999 Employee Stock Option Plan (the "Target Stock Option Plan"), and all options to purchase Target Common Stock then outstanding under the Target Stock Option Plan shall be assumed by Acquiror in accordance with Section 5.9.

                      (d) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Capital Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Capital Stock occurring after the date hereof and prior to the Effective Time.

                      (e) Fractional Shares. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Target Capital Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Acquiror Stock Price.

                      (f) Dissenters' Rights. Any Dissenting Shares shall not be converted into Acquiror Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Target agrees that, except with the prior written consent of Acquiror (such consent not to be unreasonably withheld or delayed), or as required under Delaware Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting Stockholder") who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such stockholder of certificate or certificates representing shares of Target Capital Stock, the number of shares of Acquiror Common Stock to which such stockholder would otherwise be entitled under this Section 1.6, the Certificate of Merger and the Agreement of Merger less the number of shares allocable to such stockholder that have been deposited in the Escrow Fund (as defined below) in respect of such shares of Acquiror Common Stock pursuant to Section 1.7(c) and Article VIII hereof.

               1.7  SURRENDER OF CERTIFICATES.

                      (a) Exchange Agent. BankBoston, N.A. shall act as exchange agent (the "Exchange Agent") in the Merger.

                      (b) Acquiror to Provide Common Stock and Cash. Promptly after the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Acquiror may adopt, (i) the shares of Acquiror Common Stock issuable pursuant to Section 1.6(a) (provided that delivery of any shares that are subject to vesting shall be in book entry form only until such vesting restrictions have lapsed) in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time less (in the case of the holders of Target Capital Stock other than Acquiror) the number of shares of Acquiror Common Stock to be deposited into an escrow fund (the "Escrow Fund") pursuant to the requirements of Article VIII and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to
Section 1.6(e); it being understood that, notwithstanding anything herein to the contrary, the Escrow Shares (as defined below) shall consist solely of shares of Acquiror Common Stock issuable pursuant to Section 1.6(a) to holders of Target Capital Stock other than Acquiror, and shall be so withheld on a pro rata basis for deposit in the Escrow Fund only from shares of Acquiror Common Stock issuable as aforesaid to such holders other than Acquiror until expiration of the Escrow Fund as set forth in
Article VIII hereof.

                      (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Target Capital Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates (or book entries in the case of shares that have not yet vested) representing shares of Acquiror Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate (or a book entry in the case of shares that have not yet vested in full) representing the number of whole shares of Acquiror Common Stock less the number of shares of Acquiror Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VIII hereof and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VIII hereof, Acquiror shall cause to be distributed to the Escrow Agent (as defined in Article VIII hereof) a certificate or certificates representing ten percent (10%) of the number of shares determined by dividing the Valuation by the Acquiror Stock Price (the "Escrow Shares"), which shall be registered and held in the name of the Escrow Agent as nominee for the holders of Certificates cancelled pursuant to this Section 1.7. The Escrow Shares shall be, to the extent possible, vested shares not subject to any repurchase rights, shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate Acquiror for certain damages as provided in Article
VIII. To the extent not used for such purposes, such shares shall be released, all as provided in Article VIII hereof.

                      (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Acquiror Common Stock.

                      (e) Transfers of Ownership. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

                      (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                      (g) Dissenting Shares. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquiror Common Stock and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 1.6 hereof.

               1.8 NO FURTHER OWNERSHIP RIGHTS IN TARGET CAPITAL STOCK. All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

               1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

               1.10 TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

               1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target, the officers and directors of Target are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF TARGET

               Any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any event, change, condition or effect which (i) is material to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities, taken as a whole or (ii) would prevent or materially alter or delay any of the transactions contemplated by this Agreement. Any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that (x) is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole or (y) would prevent or materially alter or delay any of the transactions contemplated by this Agreement.

               Any reference to a party's "knowledge" means (i) with respect to any natural person, the actual knowledge, after reasonable inquiry, of such person, or (ii) with respect to any corporation or entity, the actual knowledge of such party's officers and directors provided that such persons shall have made due and diligent inquiry of those employees of such party whom such officers and directors reasonably believe would have actual knowledge of the matters represented.

               Except as disclosed in the Disclosure Schedule, attached as an exhibit to this Agreement and delivered by Target to Acquiror simultaneously with the execution and delivery of this Agreement, Target represents and warrants to Acquiror as follows. Disclosures made under one section heading of the Disclosure Schedule may be deemed as disclosure relating to one or more other sections of this Agreement to the extent such disclosure would be appropriate in such other section provided that such disclosure is either cross-referenced or the substance of such disclosure is reasonably evident from the context.

               2.1 ORGANIZATION, STANDING AND POWER. Each of Target and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Target and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Target. Target has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Target and each of its subsidiaries, each as amended to date, to Acquiror. Neither Target nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation and Bylaws or equivalent organizational documents. Except for the entities identified in Schedule 2.1 of the Disclosure Schedule, Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Target is the owner of all outstanding shares of capital stock of each of the entities set forth on Schedule 2.1 (each a "subsidiary" and collectively the "subsidiaries") and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Target free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Target or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

               2.2 CAPITALIZATION; TITLE TO THE SHARES. The authorized capital stock of Target consists of 16,000,000 shares of Common Stock, of which there were issued and outstanding as of the close of business on the date hereof 8,140,000 shares of Common Stock. Except as set forth on Schedule 2.2, there are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of options outstanding as of the date hereof under the Target Stock Option Plan. Attached to or as set forth in
Schedule 2.2 to the Disclosure Schedule is a true and correct list of Target's shareholders and any persons with rights to acquire Target securities from Target, which list will be promptly updated from time to time prior to Closing to reflect any changes thereto (which changes are in any event subject to the restrictions imposed under Section 4.2 below). All outstanding shares of Target capital stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. Target has reserved 6,400,000 shares of Common Stock for issuance to employees and consultants pursuant to the Target Stock Option Plan, of which 130,000 shares have been issued pursuant to option exercises, 6,070,000 shares are subject to outstanding, unexercised options, and 200,000 shares are available for issuance thereunder. Except (i) as set forth on Schedule 2.2, (ii) for the rights created pursuant to this Agreement and (iii) Target's right to repurchase any unvested shares pursuant to the Target Stock Option Plan, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the agreements contemplated by this Agreement, there are no contracts, commitments or agreements relating to voting, purchase or sale of Target's capital stock (i) between or among Target and any of its securityholders and (ii) to Target's knowledge, between or among any of Target's securityholders. The terms of the Target Stock Option Plan and the applicable stock option agreements permit the assumption of options to purchase Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Target stockholders, or otherwise. Other than pursuant to the Amendment (as defined below), none of the outstanding options permit any accelerated vesting or exercisability of those options by reason of the Merger or any other transactions contemplated by this Agreement. True and complete copies of the form of all agreements and instruments relating to or issued under the Target Stock Option Plan have been provided to Acquiror and such agreements and instruments have not been subsequently amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Acquiror. All outstanding shares of Common Stock were issued in compliance with all applicable securities laws.

               2.3 AUTHORITY. Target has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target. This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. Except as set forth in Schedule 2.3 of the Disclosure Schedule, the execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), any provision of the Certificate of Incorporation or Bylaws of Target or any of its subsidiaries, as amended, or (ii) conflict with, or result in any material violation of, or material default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (a) any Material Contract (as defined in Section 2.27) or (b) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets the absence of which would have a Material Adverse Effect on Target. Except as set forth in Schedule 2.3 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required on the part of Target or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR") and any applicable foreign antitrust law; and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect on Target.

               2.4 FINANCIAL STATEMENTS. Target has delivered to Acquiror audited consolidated financial statements as at and for the fiscal year ended most recently prior to the date of this Agreement for Calista Ltd., a private limited company incorporated under the laws of

England and a wholly-owned subsidiary of Target ("Calista U.K."), unaudited financial statements as at and for the fiscal year ended most recently prior to the date of this Agreement for Calista Inc., a California corporation and a wholly owned subsidiary of Calista U.K. ("Calista U.S.") and unaudited financial statements (balance sheet and profit and loss statement) for each of its subsidiaries as at and for the interim period subsequent to the date of such annual statements and through the most recent quarter end prior to the date of this Agreement (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles as in effect in the respective jurisdictions of each Target subsidiary ("GAAP") (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present the financial condition and operating results of Target and its subsidiaries as of the dates, and for the periods, indicated therein, subject with respect to the unaudited Financial Statements, to normal year-end audit adjustments and the absence of footnotes thereto. Each of Target and its subsidiaries maintains and will continue to maintain an adequate system of internal controls established and administered in accordance with GAAP.

               2.5 ABSENCE OF CERTAIN CHANGES. Since July 31, 1999 (the "Target Balance Sheet Date"), except as set forth in Schedule 2.5 of the Disclosure Schedule, each of Target and its subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on Target; (ii) any acquisition, sale or transfer of any material asset of Target or any of its subsidiaries except in the ordinary course of business;
(iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any of its subsidiaries or any revaluation by Target or any of its subsidiaries of any of its or their assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or any of its subsidiaries, or any direct or indirect redemption, purchase or other acquisition by Target or any of its subsidiaries of any of its or their shares of capital stock; (v) any Material Contract entered into by Target or any of its subsidiaries, or any material amendment or termination of, or material default under, any material contract to which Target or any of its subsidiaries is a party or by which it is bound; (vi) any amendment or change to the Certificate of Incorporation and Bylaws or equivalent organizational documents of Target or any of its subsidiaries; (vii) any material increase in or modification of the compensation or benefits payable or to become payable by Target or any of its subsidiaries to any of its directors or employees or (viii) any negotiation or agreement by Target or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

               2.6  ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in
Schedule 2.6 of the Disclosure Schedule, neither Target nor any of its subsidiaries has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheets included in the Financial Statements as of the Target Balance Sheet date (the "Target Balance Sheets"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under GAAP and (iii) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice.

               2.7 LITIGATION. Except as set forth in Schedule 2.7 to the Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened against Target or any of its subsidiaries or any of its properties or any of its officers or directors (in their capacities as such). There is currently no judgment, decree or order against Target or any of its subsidiaries, or, to the knowledge of Target, any of its directors or officers (in their capacities as such), that would reasonably be expected to have a Material Adverse Effect on Target. Schedule 2.7 to the Disclosure Schedule also lists all litigation that Target or any of it subsidiaries currently has pending against other parties.

               2.8 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no judgment, injunction, order or decree binding upon Target or any of its subsidiaries. There is no agreement binding upon Target or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Target or any of its subsidiaries, any acquisition of property by Target or any of its subsidiaries or the conduct of business by Target or any of its subsidiaries as currently or proposed to be conducted.

               2.9 GOVERNMENTAL AUTHORIZATION. Each of Target and its subsidiaries has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of Target or any of its subsidiaries or the holding of any such interest ((i) and (ii) herein collectively called "Target Authorizations"), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any such Target Authorizations would not reasonably be expected to have a Material Adverse Effect on Target.

               2.10 TITLE TO PROPERTY. Target and each of its subsidiaries has good and marketable title to all of its material properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to material leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Target Balance Sheet. The plants, property and equipment of Target and its subsidiaries that are material to the operations of their businesses are in good operating condition and repair, subject to normal wear and tear. All properties material to the operations of Target and its subsidiaries as at the Target Balance Sheet Date are reflected in the Target Balance Sheet to the extent U.S. generally accepted accounting principles require the same to be reflected. Schedule 2.10 to the Disclosure Schedule identifies each parcel of real property owned or leased by Target or any of its subsidiaries.

               2.11   Intellectual Property.

                      (a) Each of Target and its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventions, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to be used in the business of Target or any such subsidiary as currently conducted. Except as disclosed in paragraph (a) of Schedule 2.11 to the Disclosure Schedule, neither Target nor any of its subsidiaries has, directly or indirectly (i) licensed any of its Intellectual Property in source code form to any party, (ii) entered into any agreement requiring Target or any of its subsidiaries to license or otherwise provide future versions, upgrades or enhancements of its Intellectual Property in source code form or (iii) entered into any exclusive agreements relating to its Intellectual Property with any party.

                      (b) Paragraph (b) of Schedule 2.11 to the Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered copyrights and maskworks, included in the Intellectual Property owned by Target or any of its subsidiaries, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Target or any of its subsidiaries is a party and pursuant to which any person other than Target and its subsidiaries is authorized to use any Intellectual Property owned by Target or any of its subsidiaries, and (iii) other than Commercial Software, all licenses, sublicenses and other agreements as to which Target or any of its subsidiaries is a party and pursuant to which Target or any of its subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any product of Target or any of its subsidiaries or are used in the performance of any service by Target or any of its subsidiaries. "Commercial Software" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to Target or any of its subsidiaries pursuant to end-user licenses and which are used in Target's or its subsidiaries' business but are in no way a component of or incorporated in or specifically required to develop or support any of Target's or its subsidiaries' products and related trademarks, technology and know how.

                      (c) There is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Target or any of its subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through Target or any of its subsidiaries, by any third party, including any employee or former employee of Target or any of its subsidiaries. Neither Target nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

                      (d) Neither Target nor any of its subsidiaries is, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

                      (e) All patents, registered trademarks, service marks and copyrights held by Target are valid and subsisting. Neither Target nor any of its subsidiaries (i) is or has been the subject of any current pending or threatened suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (ii) has brought or threatened to bring any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The manufacturing, marketing, licensing and sale of Target's or its subsidiaries' Intellectual Property do not infringe any patent, registered trademark, registered service mark, registered copyright, trade secret or other proprietary right of any third party.

                      (f) Each of Target and its subsidiaries has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property owned by Target and its subsidiaries of the rights to such contributions that Target and/or its subsidiaries does not already own by operation of law.

                      (g) Each of Target and its subsidiaries has taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all of Target's and its subsidiaries' Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by Target or its subsidiaries by or to a third party has been pursuant to the terms of a written agreement between Target and/or its subsidiaries, on the one hand, and such third party, on the other hand, pursuant to which the third party undertakes to protect and not disclose Target Confidential Information. All use, disclosure or appropriation of Confidential Information not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.

               2.12  Environmental Matters.

                      (a) The following terms shall be defined as follows:

                             (i) "Environmental and Safety Laws" shall mean any laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

                             (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

                             (iii) "Property" shall mean all real property leased or owned by Target or any of its subsidiaries either currently or in the past.

                             (iv) "Facilities" shall mean all buildings and improvements on the Property of Target or any of its subsidiaries.

                      (b) Target represents and warrants as follows: (i) to the knowledge of Target no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) to the knowledge of Target all Hazardous Materials and wastes have been stored, labeled, handled, released, treated, processed, deposited, transported, documented and disposed of in accordance with all applicable Environmental and Safety Laws; (iii) neither Target nor any of its subsidiaries has received any notice (verbal or written) of any non-compliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) there have not been nor, to the knowledge of Target are there threatened or pending any civil or criminal actions, notices of violations, investigations, administrative proceedings or written communications from any private party, governmental body or other regulatory authority under any Environmental and Safety Laws against Target or any of its assets or any of the directors, employees, officers or agents of Target and so far as Target is aware there are no facts or circumstances which are likely to give rise to the same; (v) to the knowledge of Target, none of the Properties is or has been contaminated with material quantities of any Hazardous Material or any substance regulated by Environmental and Safety Laws; (vi) to the knowledge of Target Target is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or foreign analogous statute, arising out of events occurring prior to the Closing Date;
(vii) to the knowledge of Target there have not been in the past, and are not now, material quantities of any Hazardous Materials on, under or migrating to or from the Facilities or Property; (viii) to the knowledge of Target there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (ix) to the knowledge of Target there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (x) to the knowledge of Target there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (xi) to the knowledge of Target the Facilities and Target's uses and activities therein have at all times complied in all material respects with all Environmental and Safety Laws; (xii) to the knowledge of Target Target and its subsidiaries have all the permits and licenses required to be issued under Environmental and Safety Laws and are in compliance in all material respects with the terms and conditions of those permits; (xiii) Target is not required to register or meet any obligations under the Producer Responsibility Obligations (Packaging Waste) Regulations 1997 (as amended); and (xiv) Target has maintained all records and information required to be maintained under Environmental and Safety Laws.

               2.13  Taxes.

                      (a) Target and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which Target or any of its subsidiaries is or has been a member, have properly completed and timely filed all material Tax Returns required to be filed by them and have timely paid all material Taxes that are due on or before the Closing Date. Each of Target and its subsidiaries have provided adequate accruals in accordance with GAAP in their Financial Statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. None of Target or its subsidiaries has any material liability for unpaid Taxes accruing after the date of its latest Financial Statements, other than for accruals in the normal course of business and consistent with past practice.

                      (b) There is (i) no material claim for Taxes that is a lien or charge against or which could result in the sale of the property of or shares in Target or any of its subsidiaries or is being asserted against Target or any of its subsidiaries other than for Taxes not yet due and payable, (ii) no audit of or in respect of Target or any of its subsidiaries being conducted by a Tax Authority, (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Target or any of its subsidiaries and currently in effect, and (iv) no agreement, contract or arrangement to which Target or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Section 280G of the Internal Revenue Code, as amended (the "Code") (or comparable provisions under foreign or state Tax laws).

                      (c) To the knowledge of Target there has been no change in ownership of Target or any of its subsidiaries that has caused the utilization of any losses, advance corporation tax or other tax relief of such entities to be limited pursuant to Section 382 of the Code, Sections 245, 768, 768A of the Income and Corporation Taxes Act 1988 (the "Taxes Act"), Schedule 7A of the Taxation of Chargeable Gains Act 1992 (or comparable provisions of any foreign or state Tax laws).

                      (d) Target has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring or accounting methods employed, prior to the Closing Date. Neither Target nor any of its subsidiaries has filed or will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any foreign or state Tax laws) apply to Target or any of its subsidiaries.

                      (e) Neither Target nor any of its subsidiaries is a party to any Tax sharing or Tax allocation agreement nor does Target or any of its subsidiaries have any liability or potential liability to another party under any such agreement. Neither Target nor any of its subsidiaries has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.

                      (f) Neither Target nor any of its subsidiaries has ever been a member of a consolidated, combined or unitary group of which Target was not the ultimate parent corporation.

                      (g) (i) Neither Target nor its subsidiaries have without the prior consent of FM Treasury entered into any of the transactions specified in Section 765 of the Taxes Act and the Disclosure Schedule contains details of all transactions effected by Target in respect of which any consent or clearance from the Inland Revenue or HM Treasury or other governmental authority was required or was sought; (ii) Target and each of its subsidiaries are and have only ever been resident in the country in which they were incorporated; (iii) Neither Target nor any of its subsidiaries is or ever has been a close company within the meaning of Section 414 of the Taxes Act; (iv) Full particulars of all elections made by Target and each of its subsidiaries under Section 247 of the Taxes Act and now in force are set out in the Disclosure Schedule; (v) Full particulars of all surrenders made or agreed to be made by or to Target and each of its subsidiaries under the provisions of Sections 240 and 402 to 412 of the Taxes Act and of all payments made or agreed to be made by or to Target and each of its subsidiaries for or in consideration of any such surrenders are set out in the Disclosure Schedule; (vi) Neither Target nor its subsidiaries has received any payment in respect of any surrender made or agreed to be made under the provisions of Sections 240 and 402 to 412 of the Taxes Act which whether or not as a result of the entry into or completion of this Agreement may be liable to be refunded in whole or in part. Neither Target nor its subsidiaries have neither been engaged in or been a party to any of the transactions set out in Sections 213 to 218 of the Taxes Act nor made or received a chargeable payment as defined therein; (vii) None of Target and its subsidiaries have entered into or been engaged in or been a party to any transaction or series of transactions or scheme or arrangement of which the main purpose of one of the main purposes was the avoidance or deferral of or reduction in any of their liability to Tax;
(viii) No claim has been made under Sections 152, 153, 154 or 175 of the TCGA in respect of any asset owned by Target or any of its subsidiaries; (ix) Neither Target nor any of its subsidiaries has been a party to or involved in any share for share exchange nor any scheme of reconstruction or amalgamation such as are mentioned in Sections 135, 136 or 139 of the TCGA; (x) Neither Target nor any of its subsidiaries has ever ceased to be a member of a group of companies for the purposes of Sections 178 or 179 of the TCGA and neither Target nor any of its subsidiaries will be liable to Tax thereunder by virtue of the entering into and completion of this Agreement; (xi) Neither Target nor any of its subsidiaries has entered into any transaction or arrangement in respect of which the provision of Section 770 of the Taxes Act have been or could be applied; (xii) All documents to which Target and each of its subsidiaries are a party or which form part of the title of any of Target and its subsidiaries to any asset or in the enforcement of which Target and any of its subsidiaries is or may be interested which are subject to stamp or similar duty have been duly stamped and adjudicated; (xiii) Target and each of its subsidiaries are registered for the purposes of value added tax and have been so registered at all times that they are required to be registered and have at no time been treated as a member of a group of companies for the purposes of Section 43 of the Value Added Tax Act, 1994. Target and each of its subsidiaries have complied fully with all statutory requirements, orders, provisions, directions or conditions relating to value added tax including the terms of any agreement reached with the Commissioners of Customs & Excise, maintain and have at all times maintained complete correct and up-to-date records for the purposes of such legislation and have preserved such records in such form and for such periods as are required by the relevant legislation relating to value added tax that are set out in the Disclosure Schedule particulars of each asset used by Target and each of its subsidiaries in the course or furtherance of their business being assets to which Part XV of the Value Added Tax Regulations 1995 applies and in respect of which the period of adjustment will not have expired before Closing. Such particulars are sufficient to enable Target and each of its subsidiaries to comply with its obligations under the said Part XV. (xiv) Target and each of its subsidiaries have complied in full with their reporting obligations to the Inland Revenue in connection with benefits provided for any director or employee.

                      (h) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person.

                      (i) As used herein, "Tax Return" shall mean any return, statement, report, computation or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports, notices and information reports and returns) required to be filed with respect to Taxes.

                      (j) Target has in its possession receipts for any Taxes paid to foreign Tax authorities.

               2.14   Employee Benefit Plans

                      (a) Schedule 2.14 lists (i) all "employee benefit plans" within the meaning of Section 3(3) of ERISA, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of Target or any ERISA Affiliate (defined below), and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which Target or any ERISA Affiliate (defined below) maintains, or contributes to or has any obligation to or liability for, but excluding worker's compensation, unemployment compensation and other government-mandated programs (collectively, the "Employee Plans"). For purposes of this Section 2.14, "ERISA Affiliate" shall mean any entity that is a member of (i) a "controlled group of corporations," as defined in section 414(b) of the Code, (ii) a group of entities under "common control," as defined in section 414(c) of the Code, (iii) an "affiliated service group," as defined in section 414(m) of the Code, or (iv) a group of entities aggregated under treasury regulations promulgated under section 414(o) of the Code, any of which includes Target. Schedule 2.14 attached hereto expressly identifies which of Target's Employee Plans, individually or collectively, constitute an "employee welfare benefit plan" as defined in Section 3(1) of ERISA (collectively, the "Welfare Benefit Plans").

                      (b) None of the Employee Benefit Plans is an "employee pension benefit plan," as defined in Section 3(2) of ERISA and neither Target nor any ERISA Affiliate has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, an "employee pension benefit plan."

                      (c) None of the Employee Benefit Plans is a pension benefit plan or other plan of deferred compensation that provides "relevant benefits" within the meaning of Section 612 of the Income and Corporation Tax Act of 1988 (as applicable in England and Wales.) and neither Target nor any ERISA Affiliate has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, such a plan.

                      (d) Target does not maintain or contribute to any Employee Plan that provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

                      (e) Each Employee Plan materially complies by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules or regulations applicable to the Plan, including but not limited to ERISA and the Code.

                      (f) Target has materially complied with the requirements of section 4980B of the Code with respect to any "qualifying event" (as defined in section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employee of Target.

                      (g) Target is not a party to any contract, instrument, agreement or arrangement with a "disqualified individual" (as defined in Section 280G(c) of the Code) that could result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(i) of the Code) or subject any such disqualified individual to the excise tax imposed under Section 4999 of the Code.

                      (h) All reports, forms and other documents required to be filed with any government entity with respect to any Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and are accurate.

                      (i) All contributions for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) have been made prior to the Closing Date by Target or an ERISA Affiliate in accordance with past practice and the recommended contribution in any applicable actuarial report.

                      (j) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for plan years ending on or before the Closing Date.

                      (k) With respect to each Welfare Benefit Plan:

                             (i) no action or claims (other than routine claims for benefits made in the ordinary course of Employee Plan administration for which Employee Plan administrative review procedures have not been exhausted) are pending, threatened or imminent against or with respect to the Employee Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA), of the Employee Plan;

                             (ii) neither Target nor any fiduciary has any knowledge of any facts which could give rise to any such action or claim; and

                             (iii) the governing instruments of the plan provide that it may be amended or terminated at any time and all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by Target or an ERISA Affiliate at any time without liability.

                      (l) True, correct and complete copies of all documents creating or evidencing any Plan listed in Schedule 2.14 have been delivered to Purchaser, and true, correct and complete copies of all reports, forms and other documents required to be filed with any governmental entity (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA) have been delivered to Purchaser. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements listed in Schedule 2.14.

                      (m) All expenses and liabilities relating to all of the Employee Plans described in Schedule 2.14 have been, and will on the Closing Date be, fully and properly accrued on Target's books and records and disclosed in accordance with generally accepted accounting principles and in Employee Plans' financial statements.

               2.15 CERTAIN AGREEMENTS AFFECTED BY THE MERGER. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, contractual or statutory redundancy pay, golden parachute, liquidated damages, damages for breach of contract or wrongful dismissal, compensation in respect of unfair dismissal, bonus or otherwise) becoming due to any present or former director or employee or consultant of Target or any of its subsidiaries, (ii) materially increase or create any power to augment or augment any benefits otherwise payable by Target or any of its subsidiaries in respect of any present or former director or employee of Target of any of its subsidiaries or (iii) result in the acceleration of the time of payment or vesting of any such benefits. No payment which will or may be made by Target or any of its subsidiaries to any employee will be characterized as an "excess parachute payment" within the meaning of
Section 280G(b)(1) of the Code.

               2.16 EMPLOYEE MATTERS. (a) Each of Target and its subsidiaries is in compliance in all material respects with all currently applicable laws and regulations and other requirements having the force of law (including without limitation codes of practice, orders and awards) respecting employment, the prevention or prohibition of unlawful harassment and discrimination in or in connection with employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, in connection with all present and former directors, employees and consultants of Target and any of its subsidiaries.

                      (b) Each of Target and its subsidiaries has, in relation to all present and former directors, employees and consultants of Target and any of its subsidiaries, withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and has, in relation to such persons, discharged its obligations in full and is not liable for any arrears in respect of wages, salaries, fees, commission, bonus, overtime pay, holiday pay, sick pay, employer pension contribution (and employee pension contribution where relevant) and any other benefits and emoluments or any taxes or national insurance contributions and is not liable in respect of any penalty for failure to comply in any material respect with any of the foregoing.

                      (c) Neither Target nor any of its subsidiaries is liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

                      (d) There are no pending claims against Target under any workers compensation plan or policy or for long term disability.

                      (e) There are no controversies or disputes (whether industrial, trade or otherwise) pending or, to the knowledge of Target, threatened, between Target or any of its subsidiaries, on the one hand, and any of their respective present or former directors, employees, consultants and/or other employees' representatives on the other hand, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal in the United States or in any other jurisdiction.

                      (f) Neither Target nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract or any form of agreement or arrangement (whether oral or in writing or existing by reason of custom and practice and whether or not legally binding) with any labor union or other employees' representatives or organization concerning or affecting Target's or any of its subsidiaries' employees nor does Target know of any activities or proceedings of any labor union to organize any such employees. Further, neither Target nor any of its subsidiaries, so far as Target is aware, has done any act which might be reasonably construed as recognition and there has been no request for recognition from any labor union and no such request is pending.

                      (g) To Target's knowledge, no employees of Target or any of its subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, confidentiality agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Target or any of its subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Target or to the use of trade secrets or proprietary information of others.

                      (h) No key employees or officers of Target or any of its subsidiaries have given notice to Target, nor is Target otherwise aware, that any such key employee or officer intends to terminate his or her employment with Target or any of its subsidiaries.

                      (i) Neither Target nor any of its subsidiaries has either given notice of any redundancies to any statutory or regulatory body nor started consultations with any labor union or employees' representatives within the preceding period of one year in relation to any of its employees. To Target's knowledge no circumstances have arisen under which Target or any of its subsidiaries is reasonably likely to be required to pay damages for wrongful dismissal or breach of contract, to make any contractual or statutory redundancy payment or make or pay any compensation in respect of unfair dismissal, to make any other payment under any employment law or to reinstate or re-engage any former employee. To Target's knowledge no circumstances have arisen or exist under which Target or any of its subsidiaries may be required to pay damages or compensation, or suffer any penalty or be required to take corrective action or be subject to any form of sanction under the following legislation (as applicable in England and Wales): Employment Rights Act of 1996, the Trade Union and Labour Relations (Consolidation) Act 1992, the Transfer of Undertakings (Protection of Employment) Regulations 1981, the Sex Discrimination Act 1975, the Equal Pay Act 1976, the Treaty of Rome or any Directive or recommendation made pursuant to it, the Race Relations Act 1976, the Disability Discrimination Act 1995, the National Minimum Wage Act 1998, the Data Protection Act 1998, the Public Interest Disclosure Act 1998, the Working Time Regulations 1998, the Acquired Rights Directive or any other employment law. To Target's knowledge, no inquiries or investigations exist, are pending or threatened against Target or any of its subsidiaries by the U.K. Equal Opportunities Commission or the U.K. Commission for Racial Equality or other applicable authorities.

                      (j) There are no existing service or other agreements or contracts between Target or its subsidiaries and any of its directors or employees or consultants which cannot be lawfully terminated by three calendar months' notice or less without giving rise to any claim for damages or compensation other than a statutory redundancy payment.

                      (k) Neither Target nor any of its subsidiaries is involved in negotiations (whether with employees or consultants or any labor unions or other employees' representatives) to vary the terms and conditions of employment or engagement of any of its employees, directors or consultants in any material respect nor has Target made any representations, promises, offers or proposals to any of its employees, directors or consultants or to any labor union or other employees' representatives concerning or affecting the terms and conditions of employment or engagement of any of its employees, directors or consultants.

                      (l) Neither Target nor any subsidiary has any continuing obligation for health, life, medical insurance or other similar fringe benefits or for pensions or any other form of payment to any former employee of Target or any subsidiary.

                      (m) Neither Target nor any subsidiary is under any legal obligation nor does it have any ex-gratia arrangement nor has it promised to pay pensions, gratuities, superannuation allowances or the like to any of Target's or its subsidiaries' employees or ex-employees.

                      (n) Target has provided to Acquiror a true, correct and complete list of current payroll of Target and its subsidiaries, including job description, length of service, age, notice period, commencement of continuous employment within the meaning of the Employment Rights Act 1996 and salary or wage rates of each of their employees, together with the maximum amounts paid or payable as salary and bonus payments for the fiscal year ended September 30, 1998.

               2.17  INTERESTED PARTY TRANSACTIONS. Except as set forth in
Schedule 2.17 of the Disclosure Schedule, neither Target nor any of its subsidiaries is indebted to any director, officer, employee or agent of Target or any such subsidiary (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target or any such subsidiary.

               2.18 INSURANCE. Target and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable to date under all such policies and bonds have been paid and Target and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

               2.19 COMPLIANCE WITH LAWS. Each of Target and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Target.

               2.20 MINUTE BOOKS. The minute books of Target and its subsidiaries made available to Acquiror contain a complete and accurate summary in all material respects of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Target and the respective subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

               2.21 COMPLETE COPIES OF MATERIALS. Target has delivered or made available true and complete copies of each document which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target and its subsidiaries.

               2.22 BROKERS' AND FINDERS' FEES. Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

               2.23 VOTE REQUIRED. The affirmative vote of the holders of at least a majority of Target Common Stock outstanding on the record date set for the Target Stockholders Meeting is the only vote of the holders of any of Target's capital stock necessary to approve this Agreement and the transactions contemplated hereby, except as otherwise required herein.

               2.24 BOARD APPROVAL. The Board of Directors of Target has unanimously (i) approved this Agreement, (ii) determined that the transactions contemplated herein are advisable and in the best interests of the stockholders of Target and on terms that are fair to such stockholders and (iii) recommended that the stockholders of Target approve this Agreement.

               2.25 ACCOUNTS RECEIVABLE. Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts.

               2.26 CUSTOMERS AND SUPPLIERS. No customer which individually accounted for more than 15% of Target's gross revenues during the 12-month period preceding the date hereof, and no material supplier of Target or any of its subsidiaries, has canceled or otherwise terminated, or made any written threat to Target or any such subsidiary to cancel or otherwise terminate its relationship with Target or any such subsidiary, or has decreased materially its services or supplies to Target or any such subsidiary in the case of any such supplier, or its usage of the services or products of Target or any such subsidiary in the case of such customer, and to Target's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Target or any such subsidiary or to decrease materially its services or supplies to Target or any such subsidiary or its usage of the services or products of Target or any such subsidiary, as the case may be. Neither Target nor any of its subsidiaries has knowingly breached, so as to provide a benefit to Target or any such subsidiary that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target or any such subsidiary.

               2.27 MATERIAL CONTRACTS. Except for the contracts and agreements listed in Schedule 2.27 to the Disclosure Schedule (collectively, the "Material Contracts"), neither Target nor any of its subsidiaries is a party to or bound by any material contract, including without limitation:

                      (a) any distributor, agency or manufacturer's representative contract;

                      (b) any continuing contract for the purchase and sale of materials, supplies, equipment or services (including advertising), involving in the case of any such contract more than $20,000 over the life of the contract;

                      (c) any contract that expires or may be renewed at the option of any person other than Target so as to expire more than one year after the date of this Agreement;

                      (d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

                      (e) any contract for capital expenditures in excess of $40,000 in the aggregate;

                      (f) any contract limiting the freedom of Target or any of its subsidiaries to engage in any line of business or to compete with any other Person as that term is defined in the U.S. Securities Exchange Act of 1934, as amended, or, other than those entered into in the ordinary course of business, any confidentiality, secrecy or non-disclosure contract;

                      (g) any contract pursuant to which Target is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, involving in the case of any such contract more than $20,000 over the life of the contract;

                      (h) any contract with any affiliate of Target or any of its subsidiaries; or

                      (i) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person, except such agreements entered into in the ordinary course of business.

               2.28 NO BREACH OF MATERIAL CONTRACTS. All Material Contracts are in written form. Each of Target and its subsidiaries has in all material respects performed the obligations required to be performed by it and is entitled to all benefits under, and is not, to the knowledge of Target, alleged to be in default in respect of any Material Contract. Each of the Material Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to Target or any of its subsidiaries or, to the knowledge of Target, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to become a material default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered or made available to the Acquiror.

               2.29 THIRD PARTY CONSENTS. Schedule 2.29 of the Disclosure Schedule lists all contracts of Target and each of its subsidiaries that would permit the other party to the contract to terminate the contract or otherwise would require the consent of such other party as a result of the transactions contemplated by this Agreement (each a "Consent Contract").

               2.30 MATERIAL THIRD PARTY CONSENTS. Schedule 2.30 of the Disclosure Schedule includes every Consent Contract which if no consent of the other party to the contract was obtained in connection with the transactions contemplated by this Agreement would have a Material Adverse Effect on Acquiror's ability to operate the business of Target and its subsidiaries in the same manner as the business was operated by Target and its subsidiaries prior to the Closing Date.

               2.31 EXPORT CONTROL LAWS. Target has conducted its export transactions in all material respects in accordance with applicable provisions of export control laws in the country of origin and the country of destination.

               2.32 PRODUCT RELEASES. Target has provided Acquiror a Schedule of Product Releases, which Schedule is attached as Schedule 2.32 to the Disclosure Schedule. Target has a good faith reasonable belief that it can achieve the release of products on the schedule and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule.

               2.33 YEAR 2000. Except as a result of errors or "bugs" contained in data that is generated by third parties and processed by Target's products, none of the products sold or licensed by Target or by any of its subsidiaries in the conduct of their respective businesses will malfunction, will cease to function, will generate materially incorrect data or will produce materially incorrect results and will not directly cause any of the above with respect to the property or business of third parties using such products or services when processing, providing or receiving (i) date-related data from, into and between the Twentieth (20th) and Twenty-First (21st) centuries, or (ii) date-related data in connection with any valid date in the Twentieth (20th) and Twenty-First (21st) centuries, causing a Material Adverse Effect on Target. Except as set forth in Schedule 2.34 of the Disclosure Schedule, neither Target nor any subsidiary has made any representations or warranties specifically relating to the ability of any product or service sold, licensed, rendered, or otherwise provided by Target (or by any of its subsidiaries) in the conduct of their respective businesses to operate without malfunction, to operate without ceasing to function, to generate correct data or to produce correct results when processing, providing or receiving (i) date-related data from, into and between the Twentieth (20th) and Twenty-First (21st) centuries, and (ii) date-related data in connection with any valid date in the Twentieth (20th) and Twenty-First
(21st) centuries.

               2.34 STATE TAKEOVER STATUTES. The Board of Directors of Target has taken all actions so that the restrictions contained in Section 203 of the Delaware Law applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement. No other state takeover statute is applicable to the Merger or this Agreement or the transactions contemplated hereby.

               2.35 TAX MATTERS. As of the date hereof, neither Target nor, to Target's knowledge, any of its affiliates has taken or agreed to take any action, nor does Target have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

               2.36 STOCKHOLDER AGREEMENT; IRREVOCABLE PROXIES. Holders of more than a majority of the outstanding shares of Target Common Stock have agreed in writing to vote for approval of the Merger pursuant to the Stockholder Agreement and pursuant to irrevocable proxies attached thereto as an exhibit.

               2.37 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Target herein or in any Exhibit hereto or in the Disclosure Schedule, or document furnished by Target at the Closing pursuant to Section 6.3 of this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

               2.38 KNOWLEDGE OF BREACH. Neither Target nor any stockholder of Target shall be liable for breaches of representations or warranties under this Agreement, any Exhibit or the Disclosure Schedule, if (i) Acquiror had actual knowledge of such breach prior to the date of this Agreement, (ii) Acquiror did not give written notice of such breach to Target prior to the date of this Agreement and (iii) Acquiror entered into or performed this Agreement notwithstanding such knowledge.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

               Except as disclosed in a document of even date herewith and delivered by Acquiror to Target prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Acquiror Disclosure Schedule"), Acquiror represents and warrants to Target as follows:

               3.1 ORGANIZATION, STANDING AND POWER. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Acquiror has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Acquiror is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

               3.2 AUTHORITY. Acquiror has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror. This Agreement, when duly executed and delivered in accordance with its terms, will constitute the valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Acquiror, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order or decree applicable to Acquiror or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror in connection with the execution and delivery of this Agreement by Acquiror or the consummation by Acquiror of the transactions contemplated hereby, except for (i) the filings contemplated by
Section 5.1 hereof, (ii) the filing, if any, of a Form 8-K with the SEC and National Association of Securities Dealers ("NASD") within 15 days after the Closing Date, (iii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) such filings as may be required under HSR or the antitrust laws of any foreign country, (v) the filing with the Nasdaq Stock Market of a Notification Form for Listing of Additional Shares with respect to any shares of Acquiror Common Stock issued to Target's stockholders pursuant to Section 1.3(d) and upon exercise of the Target Options assumed by Acquiror, (vi) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the shares of Acquiror Common Stock issuable pursuant to outstanding options under the Target Stock Option Plan assumed by Acquiror and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

               3.3  SEC Documents; Financial Statements.

               Acquiror has made available to Target each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Acquiror since July 25, 1998 (collectively, the "Acquiror SEC Documents"). In addition, Acquiror has made available to Target all exhibits to the Acquiror SEC Documents filed prior to the date hereof, and will promptly make available to Target all exhibits to any additional Acquiror SEC Documents filed prior to the Effective Time. As of their respective filing dates, the Acquiror SEC Documents complied (or will comply) in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act, and none of the Acquiror SEC Documents contained (or will contain) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document. The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the "Acquiror Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Acquiror Financial Statements fairly present the consolidated financial condition and operating results of Acquiror at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). Acquiror currently satisfies the requirements to use Form S-3 for registration of Acquiror Common Stock to be issued in connection with the Merger.

               3.4 ABSENCE OF UNDISCLOSED LIABILITIES. Acquiror has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Acquiror's Quarterly Report on

Form 10-Q for the period ended at the most recent quarter end prior to the date of this Agreement (the "Acquiror Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Acquiror Balance Sheet under GAAP and (iii) those incurred in the ordinary course of business since the Acquiror Balance Sheet Date and consistent with past practice.

               3.5 STOCKHOLDER APPROVAL. Approval of the stockholders of Acquiror is not required for this Agreement, the attachments hereto and thereto, and the Merger.

               3.6 TAX MATTERS. As of the date hereof, neither Acquiror nor, to Acquiror's knowledge, any of its affiliates has taken or agreed to take any action, nor does Acquiror have knowledge of any fact or circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

               3.7 APPROVAL. The Board of Directors of Acquiror has approved this Agreement. No consent or approval of the shareholders of Acquiror is required or necessary for Acquiror to enter into this Agreement or to consummate the transactions contemplated hereby.

               3.8 BROKERS' AND FINDERS' FEES. Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the stockholders of Target may be held directly liable.

               3.9 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Acquiror herein or in any Exhibit hereto, or in the Acquiror Disclosure Schedule, or any document furnished by Acquiror at Closing pursuant to Section 6.2 of this Agreement or in any of the filings made by the Acquiror with the Securities Exchange Commission and listed in Section 3.3 hereof when all such documents are read together in their entirety, contains or will contain at the Closing Data any untrue statement of a material fact, or omits or will omit at the Closing Data to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

               4.1 CONDUCT OF BUSINESS OF TARGET. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, Target shall (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror), pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, keep available the services of its and its subsidiaries' present officers and key employees and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Target shall promptly notify Acquiror of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could reasonably be expected to have a Material Adverse Effect on Target.

               4.2 RESTRICTION ON CONDUCT OF BUSINESS OF TARGET. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Disclosure Schedule, in the Target Business Plan attached to the Disclosure Schedule and as expressly contemplated by this Agreement, Target shall not do, cause or permit any of the following, without the prior written consent of Acquiror (such consent not to be unreasonably withheld or delayed):

                      (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws or other charter or organizational documents, or form any subsidiaries;

                      (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

                      (c) Stock Option Plans, Etc. Other than pursuant to a written amendment in the form of Exhibit H hereto, (the "Amendment") accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

                      (d) Material Contracts. Enter into any contract or commitment or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts, other than in the ordinary course of business consistent with past practice;

                      (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date hereof;

                      (f) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than pursuant to non-exclusive license arrangements in the ordinary course of business consistent with past practice;

                      (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                      (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to Target's and its subsidiaries' business, taken as a whole except for sales of products in the ordinary course of business consistent with past practice;

                      (i) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                      (j) Leases. Enter into any operating lease in excess of $20,000;

                      (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $20,000 in any one case or $40,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

                      (l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

                      (m) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

                      (n) Termination or Waiver. Terminate or waive any right having a value greater than $10,000;

                      (o) Employee Benefit Plans; New Hires; Pay Increases. Except as contemplated herein or as set forth in the Disclosure Schedule, adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee, pay any special bonus or special remuneration to any employee or director or, other than in the ordinary course consistent with past practice in connection with scheduled performance reviews, increase the salaries or wage rates of its employees ;

                      (p) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

                      (q) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit or (iii) for a breach of this Agreement or related agreements;

                      (r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole;

                      (s) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                      (t) Notices. Target shall give all notices and other information required to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement;

                      (u) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                      (v) Year 2000 Compliance. Fail to carry forward in all material respects Target's Year 2000 assessment and compliance program, as made available to Acquiror by Target; or

                      (w) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (v) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

               4.3 NO SOLICITATION. Until the earlier of the Effective Time or the termination of this Agreement, Target and the officers, directors and majority stockholder (each subject to applicable fiduciary duties) or other agents of Target will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (as defined in Section 7.3(f)) or (ii) engage in negotiations with, or disclose any nonpublic information relating to Target to, or afford access to the properties, books or records of Target or any of its subsidiaries to, any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal. Target shall not, and shall not permit any of Target's officers, directors and majority stockholder (each subject to applicable fiduciary duties) or other representatives to agree to or endorse any Takeover Proposal. Target will promptly notify Acquiror after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to Target or for access to the properties, books or records of Target by any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal and will keep Acquiror fully informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide Acquiror with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

               5.1  Fairness Hearing and Permit

                      (a) As promptly as practicable after the execution of this Agreement, at Acquiror's expense, Acquiror shall prepare (i) the notice sent to the stockholders of Target pursuant to, and meeting the requirements of, Article 2 of Subchapter 1 of the California Administrative Code, title 10, Chapter 3, Subchapter 2, as amended (the "Hearing Notice"), concerning the hearing held by the California Commission of Corporations (the "Commissioner") to consider the terms, conditions and fairness of the transactions contemplated hereby pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended (the "Hearing"), (ii) the application for permit filed with the Commissioner in connection with the Hearing (the "Application") and (iii) the information statement mailed to stockholders of Target in connection with the transactions contemplated hereby (the "Information Statement"). As soon as permitted by the Commissioner, Acquiror shall mail the Hearing Notice to all stockholders of Target, at Acquiror's expense, entitled to receive such notice under Delaware law. Target and Acquiror will notify each other promptly of the receipt of any comments from the Commissioner or its staff and of any request by the Commissioner or its staff or any other government officials for amendments or supplements to any of the documents filed therewith or any other filing or for additional information and will supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the Commissioner, or its staff or any other government officials, on the other hand, with respect to the filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Information Statement or any other filing, Target shall promptly inform Acquiror of such occurrence and cooperate in filing with the Commissioner or its staff or any other government officials, and/or mailing to stockholders of Target, such amendment or supplement, at Acquiror's expense. The Information Statement shall include the recommendation of the Board of Directors of Target in favor of the Merger Agreement and the Merger and the conclusion of the stockholders of Target.

                      (b) Target shall review each of the Hearing Notice, the Application and the Information Statement (collectively, the "California Documents") so that each shall not, at the time the Hearing Notice is mailed to Stockholders of Target, at the time the Application is filed with the Commissioner and at the time the Information Statement is mailed to stockholders of Target and at all times subsequent thereto (through and including the Effective Time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event or information should be discovered by Target which should be set forth in an amendment any of the California Documents, Target shall promptly inform Acquiror. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any of the information supplied by Acquiror which is contained in any of the California Documents.

                      (c) In the event the Permit is not issued within 60 days of the filing of the Application with the Commissioner, Acquiror shall, at Acquiror's expense, prepare and file a registration statement (the "Registration Statement") covering the resale of such shares of Acquiror Common Stock issued in connection with the Merger and Acquiror shall use reasonable best efforts to cause such registration statement to become effective as promptly as practicable after filing and to keep such registration statement effective until one (1) year after the Effective Time. Any such registration shall be subject to the normal terms and conditions used in connection with resale prospectuses and Acquiror shall indemnify Target, its stockholders and holders of options to purchase Target Common Stock from any liability arising from such registration. In such event, the term "Information Statement" for purposes of this Agreement shall refer to the Registration Statement.

               5.2 MEETING OF STOCKHOLDERS. To the extent applicable, Target shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Target Stockholders Meeting or to secure the written consent of its stockholders within thirty (30) days of the issuance of the Permit by the Commissioner. Target shall consult with Acquiror regarding the date of the Target Stockholders Meeting and use all reasonable efforts and shall not postpone or adjourn (other than for the absence of a quorum) the Target Stockholders Meeting without the consent of Acquiror. Target shall use its reasonable efforts to solicit from stockholders of Target proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

               5.3  ACCESS TO INFORMATION.

                      (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing Date to (i) all of Target's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target and its subsidiaries as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

                      (b) Subject to compliance with applicable law, from the date hereof until the Closing Date, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

                      (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

                      (d) Target shall provide the following information to Acquiror at least two weeks after the date of this Agreement: (i) a complete list of the types of Tax Returns being filed by Target and each of its subsidiaries in each taxing jurisdiction, (ii) the year of the commencement of the filing of each such type of Tax Return, (iii) all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) all material Tax elections filed in each jurisdiction by Target and each of its subsidiaries,
(v) the tax basis of the assets of Target and each of its subsidiaries, (vi) the tax basis of Target in the stock of each of its subsidiaries (vii) the accumulated earnings and profits and any loss carryovers of Target and each of its subsidiaries, and (viii) receipts for any Taxes paid to foreign Tax authorities. Target shall provide Acquiror and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Closing Date, to all of Target's and subsidiaries' Tax Returns and other records and workpapers relating to Taxes.

               5.4 CONFIDENTIALITY. The parties acknowledge that Acquiror and Target have previously executed a non-disclosure agreement dated July 23, 1999 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. In addition, the parties agree that the terms and conditions of the transactions contemplated hereby and information exchanged in connection with the execution hereof shall be subject to the same standard of confidentiality as set forth in the Confidentiality Agreement.

               5.5 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

               5.6  CONSENTS; COOPERATION.

                      (a) Each of Acquiror and Target shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the transactions contemplated hereby, including those required under HSR and any foreign antitrust laws. Target shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other antitrust or fair trade law.

                      (b) Each of Acquiror and Target shall, at Acquiror's expense, use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade

Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquiror and Target shall cooperate and, at Acquiror's expense, use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated hereby, unless by mutual agreement Acquiror and Target decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither Acquiror nor Target shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) the three-month anniversary of the date hereof or (ii) the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction. Each of Acquiror and Target shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

                      (c) Notwithstanding anything to the contrary in this Agreement, (i) Acquiror shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Acquiror or on Target after the Closing Date and (ii) Target shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Target.

               5.7 LEGAL REQUIREMENTS. Each of Acquiror and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply in all material respects promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made by them in connection with the taking of any action contemplated by this Agreement.

               5.8 BLUE SKY LAWS. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall, at Acquiror's expense, use its reasonable efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

               5.9 EMPLOYEE BENEFIT PLANS; ASSUMPTION OF OPTIONS. Assumption of Options. At the Closing Date, the Target Stock Option Plan, and each outstanding option to purchase shares of Target Common Stock under the Target Stock Option Plan, whether vested or unvested (but as modified by the Amendment) (the "Target Options"), will be assumed by Acquiror. Schedule 5.9 to the Disclosure Schedule hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Target Stock Option Plan ("Option Holder") including the number of shares of Target Common Stock subject to each such option, the exercise or vesting schedule (but as modified by the Amendment) (as defined below), the exercise price per share and the term of each such option. On the Closing Date, Target shall deliver to Acquiror an updated
Schedule 5.9 hereto current as of such date. Each such option so assumed by Acquiror under the terms of this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Stock Option Plan and the applicable stock option agreement (as modified by the Amendment) immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Acquiror Common Stock, and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the Target Stock Option Plan and the documents governing the outstanding options under such Plans, the transactions contemplated hereby will not terminate any of the outstanding options under the Target Stock Option Plan or accelerate the exercisability or vesting of such options or the shares of Acquiror Common Stock which will be subject to those options upon the Acquiror's assumption of the options hereunder. Within 30 business days after the Effective Time, Acquiror will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Target Stock Option Plan a document in form and substance satisfactory to Target evidencing the foregoing assumption of such option by Acquiror.

               Assignment of Repurchase Options. All outstanding rights of Target which it may hold immediately prior to the Effective Time to repurchase unvested shares of Target Common Stock (the "Repurchase Options") shall be assigned to Acquiror automatically in the Merger and shall thereafter be exercisable by Acquiror upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per share shall be adjusted to reflect the Exchange Ratio.

               5.10 ESCROW AGREEMENT. On or before the Closing Date, the parties hereto will use their reasonable best efforts to cause the Escrow Agent (or some other entity reasonably acceptable to the parties hereto) to execute the Escrow Agreement contemplated by Article VIII in substantially the form attached hereto as Exhibit C ("Escrow Agreement").

               5.11 FORM S-8. Acquiror shall file a registration statement on Form S-8 (or any successor or other appropriate forms that Acquiror is eligible to use) under the Securities Act with respect to the shares of Acquiror Common Stock subject to options held by Option Holders within forty five (45) days following the Closing Date.

               5.12 LISTING OF ADDITIONAL SHARES. Prior to the Effective Time, Acquiror shall cause the shares of Acquiror Common Stock issuable to the shareholders of Target pursuant to Sections 1.3(a), 1.3(c) and 5.9, including shares of Acquiror Common Stock issuable upon exercise of Target Options, to be authorized for listing on the Nasdaq National Market.

               5.13 DISCLOSURE SCHEDULE. If any action is taken by Target at the written request, or with the express written consent, of Acquiror which action by its execution would result in the failure by Target to satisfy the conditions set forth in Sections 6.1 or 6.3, then Acquiror shall be deemed to have waived such conditions.

               5.14 COMMERCIALLY REASONABLE EFFORTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.


                                   ARTICLE VI

                            CONDITIONS TO THE CLOSING

               6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE CLOSING. The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                      (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Target under Delaware Law and any agreements or arrangements that may result in the payment of any amount that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of stockholders of Target as is required by the terms of Section 280G(b)(5)(B) and shall be obtained in a manner which satisfies all applicable requirements of such Code
Section 280(G)(b)(5)(B) and the proposed Treasury Regulations thereunder, including (without limitation) Q-7 of Section 1.280G-1 of such proposed regulations.

                      (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger hereunder shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or the assumption of the Target Options hereunder, which makes the consummation of the Merger or the assumption of the Target Options hereunder illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

                      (c) Governmental Approval. Acquiror, Target, their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the several transactions contemplated hereby, including, if applicable, approval under HSR, the Permit for the issuance of Acquiror Common Stock in the Merger and such other approvals, waivers and consents as may be required under the Securities Act, including effectiveness of the Registration Statement, if applicable and under state Blue Sky laws.

                      (d) Escrow Agreement. Escrow Agent (as defined in Article VIII hereto) shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit C.

               6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF TARGET. The obligations of Target to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

                      (a) Representations, Warranties and Covenants. Except as disclosed in the Acquiror Disclosure Schedule, (i) the representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

                      (b) Certificate of Acquiror. Target shall have been provided with a certificate executed on behalf of Acquiror by an officer of Acquiror to the effect set forth in Section 6.2(a).

                      (c) Legal Opinion. Target shall have received a legal opinion from Acquiror's counsel, in substantially the form of Exhibit D.

                      (d) Listing of Additional Shares. Acquiror shall have fulfilled its obligations pursuant to Section 5.12 hereunder.

               6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF ACQUIROR. The obligations of Acquiror to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

                      (a) Representations, Warranties and Covenants. Except as disclosed in the Disclosure Schedule, (i) the representations and warranties of Target in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

                      (b) Certificate of Target. Acquiror shall have been provided with a certificate executed on behalf of Target by its President to the effect set forth in Section 6.3(a).

                      (c) Third Party Consents. Acquiror shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the transactions contemplated hereby under the contracts of Target set forth on
Schedule 2.30 hereto.

                      (d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

                      (e) Legal Opinion. Acquiror shall have received a legal opinion from Target's legal counsel in the United States in substantially the form of Exhibit E-1 and from Target's legal counsel in the United Kingdom in substantially the form of Exhibit E-2.

                      (f) No Material Adverse Changes. There shall not have occurred any Material Adverse Effect on Target and its subsidiaries, taken as a whole, since the date of this Agreement.

                      (g) Resignation of Directors and Officers. The directors and officers of Target in office immediately prior to the Effective Time shall have resigned as directors and officers, as applicable, of Target effective as of the Effective Time, and Acquiror shall have received letters of resignation (including waivers of claims against Target) from such persons in form and substance reasonably satisfactory to Acquiror.

                      (h) Escrow Agreement. The Target and the Shareholders' Agent (as defined therein) shall have entered into the Escrow Agreement.

                      (i) FIRPTA Certificate. Target shall, prior to the Closing Date, provide Acquiror with a properly executed FIRPTA Notification Letter, substantially in the form of Exhibit F attached hereto, which states that shares of capital stock of Target do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Target shall have provided to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation
Section 1.897-2(h)(2) and substantially in the form of Exhibit G attached hereto along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger. Alternatively, Target may satisfy the condition of this paragraph (n) by delivering to Acquiror prior to Closing certifications from each stockholder of Target (other than Acquiror) regarding its non-foreign status, substantially in the form attached hereto as Exhibit G .


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

               7.1 TERMINATION. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target, this Agreement may be terminated:

                      (a) by mutual consent duly authorized by the Boards of Directors of Acquiror and Target;

                      (b) by either Acquiror or Target, if the Closing shall not have occurred on or before the four-month anniversary of the date hereof (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

                      (c) by Acquiror, if (i) Target shall breach any representation, warranty, obligation or agreement hereunder and such breach (if capable of remedy) shall not have been cured within fifteen (15) business days of receipt by Target of written notice of such breach, (ii) the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement in a manner adverse to Acquiror or shall have resolved to do any of the foregoing or (iii) for any reason Target fails to call and hold the Target Stockholders' Meeting or solicit written consent from Target Stockholders within 30 days of the issuance of the permit by the Commission;

                      (d) by Target, if (i) Acquiror shall breach any representation, warranty, obligation or agreement hereunder and such breach (if capable of remedy) shall not have been cured within fifteen (15) days following receipt by Acquiror of written notice of such breach;

                      (e) by Acquiror if a Trigger Event (as defined below) shall have occurred; or

                      (f) by either Acquiror or Target if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the stockholders of Target shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof.

               7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror or Target or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 5.4 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this Section 7.2 and of Article IX shall remain in full force and effect and survive any termination of this Agreement.

               7.3  EXPENSES AND TERMINATION FEES.

                      (a) Subject to Sections 5.1, 5.6(b), 5.8, 7.3(b) and 7.3(c), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

                      (b) In the event that this Agreement shall be terminated pursuant to Section 7.1(c)(ii), then Target shall reimburse Acquiror for all of the reasonable out-of-pocket costs and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby not to exceed $250,000 (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel), and, in addition to any other remedies Acquiror may have, Target shall promptly pay to Acquiror an amount equal to 5% of the Valuation.

                      (c) As used herein, a "Trigger Event" shall occur if any Person (as that term is defined in Section 13(d) of the Exchange Act and the regulations promulgated thereunder) other than Acquiror acquires securities representing 25% or more of the voting power of Target.

               7.4 AMENDMENT. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Target shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Target Capital Stock.

               7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                           ESCROW AND INDEMNIFICATION

               8.1 ESCROW FUND. As soon as practicable after the Effective Time, the Escrow Shares shall be registered in the name of, and be deposited with, State Street Bank and Trust Company of California, N.A. (or its successor in interest or other institution selected by Acquiror with the reasonable consent of Target) as escrow agent (the "Escrow Agent"), such deposit (together with interest and other income thereon) to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit C. The Escrow Fund shall be available to compensate Acquiror pursuant to the indemnification obligations of the stockholders of Target.

               8.2  INDEMNIFICATION; CAP.

                      (a) Subject to the limitations set forth in this Article VIII, subsequent to the Closing Target will indemnify and hold harmless Acquiror and its officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees, (collectively, "Damages") arising out of any breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Target in this Agreement (excluding Section 2.29 hereto), the Disclosure Schedules or any Exhibit to this Agreement.

                      (b) Acquiror and Target each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the total consideration Acquiror would have agreed to issue in connection with the Merger. In no event shall the aggregate liability of Target and its stockholders exceed $13,750,000 and in no event shall the individual liability of each of Target's stockholders exceed the amounts set forth in
Section 8.2(d) herein; provided, however, that nothing in this Agreement shall limit the liability of any Target stockholder in connection with any breach by such stockholder of the Stockholder Agreement or irrevocably proxy or any willful misrepresentation or breach by Target or such stockholder of any representation, warranty or covenant of this Agreement or any fraudulent conduct by Target or such stockholder in connection herewith.

                      (c) For the purpose of compensating Acquiror for its Damages pursuant to this Agreement, the Acquiror Common Stock in the Escrow Fund shall be valued at the Acquiror Stock Price.

                      (d) (i) The Escrow Fund shall be security for part of the indemnity obligations hereunder. Subject to the limitations in this Agreement, when entitled to Damages hereunder Acquiror shall be entitled and obligated to seek and claim the full amount of damages from the Escrow Fund until exhausted; and

                             (ii) thereafter from all holders of Target Common Stock as of the Effective Time on a pro rata and several basis (based on their holdings as of the Effective Time) up to an aggregate liability per holder of Target Common Stock of 7% of the value of Acquiror Common Stock received by such holders as of the Effective Time.

               8.3 DAMAGE THRESHOLD. Acquiror may not receive any shares from the Escrow Fund unless and until an Officer's Certificate or Certificates (as defined in Section 8.5 below) identifying Damages the aggregate amount of which exceeds $100,000 has been delivered to the Escrow Agent as provided in Section
8.5 below and such amount is determined pursuant to this Article VIII to be payable, in which case Acquiror shall receive shares equal to the full amount of Damages. All Damages shall be net of any insurance proceeds actually received by Acquiror that are attributable to such Damages.

               8.4 ESCROW PERIOD. The Escrow Period shall terminate at 11:59 p.m. California time on the one-year anniversary of the Closing Date; provided, however, that a portion of the Escrow Fund, which is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. Acquiror shall deliver to the Escrow Agent a certificate specifying the Closing Date.

               8.5  CLAIMS UPON ESCROW FUND.

                      (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Acquiror (an "Officer's Certificate"):

                             (i) stating that, Damages exist in an aggregate amount greater than $100,000; and

                             (ii) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Section 8.6 and 8.7 below, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, Acquiror Common Stock or other assets held in the Escrow Fund having a value equal to such Damages.

                      (b) For the purpose of compensating Acquiror for its Damages pursuant to this Agreement, the Acquiror Common Stock in the Escrow Fund shall be valued at the Acquiror Stock Price.

               8.6 OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Agent (defined in Section
8.8 below) and for a period of forty-five (45) days after such delivery to the Escrow Agent of such Officer's Certificate, the Escrow Agent shall make no delivery of cash or other property pursuant to Section 8.5 hereof unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of cash or other property in the Escrow Fund in accordance with Section
8.5 hereof, provided that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such forty-five (45) day period.

               8.7  RESOLUTION OF CONFLICTS; ARBITRATION.

                      (a) In case the Shareholders' Agent shall so object in writing to any claim or claims by Acquiror made in any Officer's Certificate, Acquiror shall have forty-five (45) days after receipt by the Escrow Agent of an objection by the Shareholders' Agent to respond in a written statement to the objection of the Shareholders' Agent. If after such forty-five (45) day period there remains a dispute as to any claims, the Shareholders' Agent and Acquiror shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the cash or other property from the Escrow Fund in accordance with the terms thereof.

                      (b) If no such agreement can be reached after such good faith negotiation, either Acquiror or the Shareholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Acquiror or the Shareholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate and the Stockholders' Agent's written objection shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8.6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

                      (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara or San Mateo County, California under the commercial rules then in effect of the American Arbitration Association. Each party shall bear its own expenses (including, attorneys' fees and expenses) incurred in connection with any such arbitration, and the fees and expenses of each arbitrator and the administrative fee of the American Arbitration Association shall be allocated by the arbitrator or arbitrators, as the case may be (or, if not so allocated, shall be borne equally by Acquiror, on the one hand, and Target, on the other hand).

               8.8  SHAREHOLDERS' AGENT.

                      (a) Mark Richer shall be constituted and appointed as agent ("Shareholders' Agent") for and on behalf of the stockholders of Target to give and receive notices and communications, to authorize delivery to Acquiror of the cash or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to Acquiror. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Target shareholders.

                      (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The stockholders of Target shall severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

               8.9 ACTIONS OF THE SHAREHOLDERS' AGENT. A written decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all stockholders of Target and shall be final, binding and conclusive upon each stockholder of Target, and the Escrow Agent and Acquiror may rely upon any written decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such stockholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such written decision, act, consent or instruction of the Shareholders' Agent.

               8.10 THIRD-PARTY CLAIMS. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall promptly notify the Shareholders' Agent of such claim, and the Shareholders' Agent shall be entitled, at their expense, to participate in any defense of such claim. Acquiror shall have the right in its sole discretion to settle any such claim; provided, however, that Acquiror may not effect the settlement of any such claim without the prior written consent of the Shareholders' Agent, which consent shall not be unreasonably withheld. In the event that the Shareholders' Agent has consented to any such settlement, the Shareholders' Agent shall have no power or authority to object under Section 8.7 or any other provision of this Article VIII to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement.


                                   ARTICLE IX

                               GENERAL PROVISIONS

               9.1 SURVIVAL. The representations, warranties and covenants of the parties contained herein shall survive until the first anniversary of the Closing Date (or, if later, the final resolution of any indemnity claims hereunder), except that the representations, warranties and covenants contained in Section 2.2 shall survive indefinitely and the provisions of Article VIII shall survive in accordance with their terms.

               9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                      (a)    if to Acquiror, to:

                             Cisco Systems, Inc.
                             170 West Tasman Drive
                             San Jose, CA 95134-1706
                             U.S.A.
                             Attention: Vice President, Legal and Governmental
                                Affairs
                             Facsimile No: (408) 526-5925
                             Telephone No: (408) 526-8252


                             with a copy to:

                             Brobeck Hale and Dorr
                             Hasilwood House
                             60 Bishopsgate
                             London  EC2N 4AJ
                             England
                             Attention:  T.W. Kellerman
                             Facsimile No.: (171) 638 5888
                             Telephone No: (171) 638 6688


                      (b)    if to Target, to:

                             Mark Richer
                             2105 Hamilton Avenue
                             Suite 230
                             San Jose, CA 95125
                             Attention: President
                             Facsimile No: (408) 558-9707
                             Telephone No: (408) 558-9700
                             with a copy to:

                             Morrison & Foerster LLP
                             755 Page Mill Road
                             Palo Alto, CA 94304
                             Attention:  David Wilson
                             Facsimile No: (650) 494-0792
                             Telephone No:   (650) 813-5600


               9.3 INTERPRETATION. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

               9.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

               9.5 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms (b) are not intended to confer upon any other person any rights or remedies hereunder, (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided and except that Acquiror may assign its rights hereunder to a wholly-owned subsidiary and (d) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

               9.6 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

               9.7 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

               9.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

               9.9 CONSENT TO JURISDICTION; SERVICE OF PROCESS. Any action, suit or proceeding arising out of or relating to this Agreement may be instituted in any United States Federal court or any state court located in San Jose, California, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim it may now or hereafter have that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such action, suit or proceeding, and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, postage prepaid and return receipt requested, or by personal service on such party. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.



                            [Signature page follows]




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

               IN WITNESS WHEREOF, Calista, Inc. and Cisco Systems, Inc. have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                             CALISTA, INC.


                             By: /s/ Mark Richer
                                 -----------------------------------
                             Name: Mark Richer
                                   Title: President and Chief Executive Officer


                             CISCO SYSTEMS, INC.


                             By: /s/ Larry R. Carter
                                 -----------------------------------
                             Name: Larry R. Carter
                                   Title: Vice President,
                                          Chief Financial Officer and Secretary